EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
RSI Systems, Inc.:

We consent to incorporation by reference in the registration statement (commission File number 33-95912) on Form S-8 of RSI Systems, Inc. of our report dated September 12, 1997, relating to the consolidated balance sheets of RSI Systmes, Inc. and subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-KSB of RSI Systems, Inc.

                                                       /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
September 25, 1997